Exhibit 99.1

Donaldson Company Reports Second Quarter 2020 Earnings

Operating margin grew 0.7 percentage points in second quarter, driven by strong gross margin
Second quarter 2020 GAAP EPS1 increased 8.7 percent on a sales decline of 5.9 percent
Fiscal 2020 sales forecast updated to reflect slowing market conditions, macro-uncertainty
Donaldson still expects gross margin expansion will drive operating margin growth in fiscal 2020

MINNEAPOLIS (March 5, 2020) - Donaldson Company, Inc. (NYSE: DCI) today reported second quarter 2020 net earnings of $64.4 million, an increase of 7.2 percent from the prior year net earnings of $60.1 million. Second quarter 2020 GAAP EPS increased 8.7 percent to $0.50 from $0.46 in the prior year.

“Strong gross margin performance and disciplined expense management contributed to record second quarter net income, despite a softer-than-expected demand environment,” said Tod Carpenter, chairman, president and chief executive officer. “Our margin expansion initiatives mitigated the profit impact from lower sales of new equipment and replacement parts, and favorability in non-operating income, and we delivered a second quarter EPS increase of nearly 9 percent.

“Our revised 2020 forecast anticipates additional sales pressure from a customer base that is increasingly cautious, due in part to the recent coronavirus outbreak. As we navigate the complexities created by the outbreak, we have an unwavering focus on the health and safety of our employees, and teams across the world are showing an incredible level of coordination and collaboration. While broad-based geopolitical and economic uncertainty creates short-term headwinds, we remain focused on executing our long-term strategic priorities.

“The recently announced potential divestiture of our Exhaust and Emissions2 business aligns with our commitment to pursuing opportunities where we believe we offer a distinct competitive advantage, and we are continuing to invest in driving our Advance and Accelerate portfolio.3 We expect these investments will drive strong growth in businesses that expand our access to new markets, like Process Filtration and Venting Solutions. Additionally, our optimization projects related to production, supply chain, procurement and pricing are building momentum, and we expect notable gross margin expansion this fiscal year. As we navigate this dynamic environment, I am confident that our ongoing commitment to driving innovation, growing market share and strengthening our profit structure will continue to create value for all our stakeholders.”

______________________________________________________________________________________________________
1 All earnings per share figures refer to diluted earnings per share.
2 See the Accounting Considerations section of this press release for more information.
3 Advance and Accelerate includes Industrial Air Filtration (“IAF”) replacement parts, Engine Aftermarket, Venting Solutions, Process Filtration, Semiconductor and Industrial Hydraulics.

Operating Results

Second quarter 2020 sales declined 5.9 percent to $662.0 million from $703.7 million in 2019. The decline was driven primarily by lower unit volume, combined with a negative impact of 0.6 percent from currency translation, partially offset by pricing benefits of approximately 0.7 percent.

	Three Months Ended		Six Months Ended
	January 31, 2020		January 31, 2020
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off-Road	(14.5)%	(13.6)%	(12.3)%	(11.1)%
On-Road	(21.1)	(21.1)	(16.1)	(16.1)
Aftermarket	(4.0)	(3.1)	(3.8)	(2.5)
Aerospace and Defense	0.6	1.3	5.7	7.0
Total Engine Products segment	(7.1)%	(6.2)%	(5.8)%	(4.6)%

Industrial Filtration Solutions	(5.9)%	(5.1)%	(3.2)%	(1.8)%
Gas Turbine Systems	(11.6)	(11.3)	(15.1)	(14.4)
Special Applications	10.7	8.2	3.1	1.3
Total Industrial Products segment	(3.5)%	(3.4)%	(3.4)%	(2.7)%

Total Company	(5.9)%	(5.3)%	(5.0)%	(4.0)%

Second quarter 2020 sales of Engine Products (“Engine”) declined 7.1 percent, or 6.2 percent excluding the impact from currency translation. The decline was driven primarily by lower unit volume, partially offset by pricing benefits of approximately 0.9 percent. Aerospace and Defense sales benefited from growth in replacement parts for commercial aircraft and ground defense equipment. Off-Road and On-Road sales declined in every major region due to lower levels of equipment production. Aftermarket sales were down in both the distribution and OEM channels due to reduced end-user demand associated with lower levels of equipment utilization.

Second quarter 2020 sales of Industrial Products (“Industrial”) declined 3.5 percent, or 3.4 percent excluding the impact from currency translation. The decline was driven primarily by lower unit volume, partially offset by pricing benefits of approximately 0.2 percent. Industrial Filtration Solutions (“IFS”) sales declined due to lower sales of new equipment and replacement parts for dust collectors, due in part to a strong comparison in the prior year. This decline was partially offset by strong growth in sales of Process Filtration. The Gas Turbine Systems (“GTS”) sales decline was driven by lower sales of new equipment and replacement parts, primarily in the U.S. and Europe. The sales increase in Special Applications (“SA”) was driven primarily by higher sales of Disk Drive filters, and sales of Integrated Venting Solutions also had a strong increase.

Donaldson’s second quarter 2020 earnings before interest, taxes, depreciation and amortization (“EBITDA”)4 rate of sales increased 1.5 percentage points to 16.5 percent, compared with 15.0 percent in 2019. Including the 0.5 percentage point impact from higher depreciation and amortization expense, which relate to Donaldson’s capacity expansion and supply chain optimization efforts, second quarter 2020 operating income as a rate of sales (“operating margin”) increased to 12.8 percent from 12.1 percent in 2019.

Second quarter 2020 gross margin increased 1.7 percentage points to 33.7 percent from 32.0 percent in 2019. The gross margin increase was primarily driven by the Company’s initiatives related to production, supply chain, procurement and pricing optimization. Gross margin also benefited from a favorable mix of sales and lower raw materials costs, partially offset by a loss of leverage on lower sales. Donaldson’s second quarter operating expense as a rate of sales (“expense rate”) increased to 21.0 percent from 19.9 percent last year, reflecting loss of leverage on lower sales and continued investments in support of Donaldson’s strategic growth initiatives.

Second quarter 2020 interest expense was $4.5 million, compared with $5.3 million in 2019. Other income increased to $2.8 million in second quarter 2020, compared with $0.7 million in 2019, primarily driven by a lower loss on foreign exchange. Donaldson’s second quarter 2020 effective tax rate declined to 22.2 percent from 25.3 percent in 2019, driven primarily by benefits from stock option activity and a favorable mix of earnings between tax jurisdictions.

Donaldson paid second quarter and fiscal year-to-date 2020 dividends of $26.6 million and $53.2 million, respectively. The Company did not repurchase any shares of its common stock during second quarter 2020. Donaldson has invested $65.0 million year-to-date to repurchase 1.4 million shares, or 1.0 percent, of its common stock.

Fiscal 2020 Outlook

Donaldson updated its full-year 2020 sales forecast to reflect softer-than-expected market conditions, primarily in the Engine Aftermarket and IFS businesses, which contributed to the revised forecasts for operating margin and EPS. The updated fiscal 2020 guidance does not reflect the divestiture of Exhaust and Emissions.

Donaldson now expects fiscal 2020 GAAP EPS between $2.05 and $2.19, compared with prior year GAAP and adjusted EPS of $2.05 and $2.21, respectively.

Compared with 2019, fiscal 2020 sales are now projected to decline between 7 and 3 percent. Consistent with prior guidance, the Company expects a negative impact from currency translation of 1 to 2 percent and pricing benefits of approximately 1 percent.

______________________________________________________________________________________________________
4 EBITDA is a non-GAAP measure that the Company believes is useful in understanding its financial results. See the schedules attached to this press release for more information and a reconciliation of GAAP to non-GAAP measures.

Compared with 2019, fiscal 2020 Engine sales are now projected to decline between 9 and 5 percent. The updated forecast reflects a lower projection for full-year Aftermarket sales, which are now expected to be down from the prior year. The Company continues to expect full-year sales of its first-fit On-Road and Off-Road businesses will be down from the prior year, while sales of Aerospace and Defense are still projected to increase.

Compared with 2019, fiscal 2020 Industrial sales are now projected in a range between a 3 percent decline and a 1 percent increase. The forecast update was primarily due to a lower projection for full-year IFS sales, which are now expected to be down from the prior year. The Company also updated its GTS forecast, with sales now expected to be about flat with the prior year. Sales of SA are still expected to be down from the prior year.

Donaldson now expects fiscal 2020 operating margin between 13.5 and 13.9 percent, compared with 13.6 percent in the prior year. The Company continues to expect year-over-year gross margin improvement due to benefits from production and supply chain optimization, procurement savings and pricing initiatives. Donaldson also expects to mitigate the loss of leverage on lower sales with disciplined expense management and lower incentive compensation.

The Company now expects full-year 2020 interest expense of approximately $18 million, compared with prior guidance of $18 million to $20 million. Other income is now forecast between $7 million and $11 million, compared with prior guidance of $4 million to $8 million. Donaldson’s fiscal 2020 effective income tax rate is now forecast between 24.3 and 25.3 percent, compared with prior guidance of 25.0 to 27.0 percent.

The Company continues to expect fiscal 2020 capital expenditures between $110 million and $130 million, and cash conversion is forecast between 80 and 95 percent. Donaldson continues to expect to repurchase approximately 2 percent of its outstanding shares during fiscal 2020.

Accounting Considerations

Donaldson recently announced that the Company received a binding offer to purchase its Exhaust and Emissions business. Pending completion of consultation with Donaldson’s employee representative committees in Europe and satisfaction of closing conditions and necessary approvals, the transaction is expected to close in Donaldson’s third quarter of fiscal 2020. Please see the press release dated February 24, 2020, for more information.

Following the enactment of the Federal Tax Cuts and Jobs Act (TCJA) in December 2017, Donaldson engaged in incremental efforts related to optimizing its global cash. The prior fiscal year financial results were impacted by these efforts. Changes implemented during fiscal 2019 resulted in a discrete tax expense of $0.4 million in second quarter 2019 and a fiscal year-to-date 2019 benefit of $0.4 million. These impacts were excluded from the Company’s calculation of adjusted earnings for the respective periods. Adjusted earnings are a non-GAAP financial measure that exclude the impact of certain items not related to ongoing operations. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Miscellaneous

The Company will webcast its second quarter 2020 earnings conference call today at 9:00 a.m. CST. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial conditions worldwide; the Company's ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company's ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates, regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company's ability to manage productivity improvements; unexpected events and the disruption on operations, including the recent coronavirus outbreak; the Company's ability to maintain an effective system of internal control over financial reporting; and the United Kingdom’s decision to end its membership in the European Union. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2019. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2020	2019	Change	2020	2019	Change

Net sales	$662.0	$703.7	(5.9)%	$1,334.7	$1,405.1	(5.0)%
Cost of sales	438.8	478.3	(8.2)	880.3	941.3	(6.5)
Gross profit	223.2	225.4	(1.0)	454.4	463.8	(2.0)
Operating expenses	138.7	140.3	(1.1)	281.4	280.0	0.5
Operating income	84.5	85.1	(0.8)	173.0	183.8	(5.8)
Interest expense	4.5	5.3	(16.9)	9.0	9.5	(4.3)
Other income, net	(2.8)	(0.7)	314.2	(5.5)	(2.6)	109.3
Earnings before income taxes	82.8	80.5	3.0	169.5	176.9	(4.2)
Income taxes	18.4	20.4	(9.4)	40.0	43.0	(6.9)
Net earnings	$64.4	$60.1	7.2%	$129.5	$133.9	(3.3)%

Weighted average shares – basic	127.1	128.3	(0.9)%	127.0	128.6	(1.2)%
Weighted average shares – diluted	128.9	130.0	(0.9)%	128.8	130.6	(1.4)%
Net earnings per share – basic	$0.51	$0.47	8.5%	$1.02	$1.04	(1.9)%
Net earnings per share – diluted	$0.50	$0.46	8.7%	$1.01	$1.03	(1.9)%

Dividends paid per share	$0.21	$0.19	10.5%	$0.42	$0.38	10.5%

Note: Amounts may not foot due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$211.1	$177.8
Accounts receivable, net	475.8	529.5
Inventories, net	350.1	332.8
Prepaid expenses and other current assets	84.2	82.5
Total current assets	1,121.2	1,122.6
Property, plant and equipment, net	623.1	588.9
Right-of-use lease assets	76.0	—
Goodwill	308.5	303.1
Intangible assets, net	69.7	70.9
Deferred income taxes	15.4	14.2
Other long-term assets	48.3	42.9
Total assets	$2,262.2	$2,142.6

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$34.7	$2.1
Current maturities of long-term debt	50.0	50.2
Trade accounts payable	210.1	237.5
Current lease liabilities	25.9	—
Other current liabilities	177.5	193.1
Total current liabilities	498.2	482.9
Long-term debt	595.8	584.4
Non-current income taxes payable	102.1	110.9
Deferred income taxes	19.5	13.2
Long-term lease liabilities	50.1	—
Other long-term liabilities	45.3	48.5
Total liabilities	1,311.0	1,239.9

Redeemable non-controlling interest	10.8	10.0

Total shareholders’ equity	940.4	892.7
Total liabilities & shareholders’ equity	$2,262.2	$2,142.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31,
	2020	2019
Operating Activities
Net earnings	$129.5	$133.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	42.8	39.2
Deferred income taxes	2.5	4.9
Stock-based compensation expense	10.2	10.6
Other, net	10.5	(2.1)
Changes in operating assets and liabilities, excluding effect of acquired business	(18.7)	(43.7)
Net cash provided by operating activities	176.8	142.8

Investing Activities
Net expenditures on property, plant and equipment	(79.7)	(67.1)
Acquisitions, net of cash acquired	—	(96.0)
Net cash used in investing activities	(79.7)	(163.1)

Financing Activities
Proceeds from long-term debt	122.7	145.0
Repayments of long-term debt	(111.1)	(24.6)
Change in short-term borrowings	32.2	22.6
Purchase of treasury stock	(65.0)	(102.0)
Dividends paid	(53.2)	(48.7)
Tax withholding for stock compensation transactions	(6.0)	(3.6)
Exercise of stock options	17.4	17.3
Net cash used in financing activities	(63.0)	6.0
Effect of exchange rate changes on cash	(0.8)	0.8
(Decrease) increase in cash and cash equivalents	33.3	(13.5)
Cash and cash equivalents, beginning of period	177.8	204.7
Cash and cash equivalents, end of period	$211.1	$191.2

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2020	2019	2020	2019

Gross margin	33.7%	32.0%	34.0%	33.0%

Operating expenses rate	21.0%	19.9%	21.1%	19.9%

Operating income rate (operating margin)	12.8%	12.1%	13.0%	13.1%

Other (income) expense, net rate	(0.4)%	(0.1)%	(0.4)%	(0.2)%

Depreciation and amortization rate	3.3%	2.8%	3.2%	2.8%

EBITDA rate	16.5%	15.0%	16.6%	16.1%

Effective tax rate	22.2%	25.3%	23.6%	24.3%

Cash conversion ratio	74.7%	67.6%	75.0%	56.5%

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2020	2019	2020	2019
ADJUSTED RATES
Gross margin	33.7%	32.0%	34.0%	33.0%

Operating expenses rate	21.0%	19.9%	21.1%	19.9%

Operating income rate (operating margin)	12.8%	12.1%	13.0%	13.1%

Other (income) expense, net rate	(0.4)%	(0.1)%	(0.4)%	(0.2)%

Depreciation and amortization rate	3.3%	2.8%	3.2%	2.8%

EBITDA rate	16.5%	15.0%	16.6%	16.1%

Effective tax rate	22.2%	24.8%	23.6%	24.5%

Cash conversion ratio	74.7%	67.1%	75.0%	56.7%

Note:  Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net income. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information. Amounts may not foot due to rounding.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2020	2019	Change	2020	2019	Change
NET SALES
Engine Products segment
Off-Road	$67.5	$79.0	(14.5)%	$136.1	$155.2	(12.3)%
On-Road	33.8	42.8	(21.1)	74.5	88.7	(16.1)
Aftermarket	308.1	321.1	(4.0)	627.5	652.3	(3.8)
Aerospace and Defense	26.2	26.1	0.6	56.6	53.7	5.7
Total Engine Products segment	435.6	469.0	(7.1)	894.7	949.9	(5.8)

Industrial Products segment
Industrial Filtration Solutions	155.0	164.6	(5.9)	304.1	314.0	(3.2)
Gas Turbine Systems	24.3	27.5	(11.6)	45.0	53.0	(15.1)
Special Applications	47.1	42.6	10.7	90.9	88.2	3.1
Total Industrial Products segment	226.4	234.7	(3.5)	440.0	455.2	(3.4)

Total Company	$662.0	$703.7	(5.9)%	$1,334.7	$1,405.1	(5.0)%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$53.3	$53.2	0.2%	$115.7	$117.1	(1.2)%
Industrial Products segment	34.6	32.2	7.5	64.1	68.8	(6.8)
Corporate and Unallocated	(5.1)	(4.9)	(4.1)	(10.3)	(9.0)	(14.4)
Total Company	$82.8	$80.5	3.0%	$169.5	$176.9	(4.2)%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	12.2%	11.3%	0.9	12.9%	12.3%	0.6
Industrial Products segment	15.3%	13.7%	1.6	14.6%	15.1%	(0.5)

Note: Percentage is calculated by dividing earnings before income taxes by sales. Amounts may not foot due to rounding.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended January 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(14.5)%	(17.2)%	(13.6)%	(11.5)%	(19.2)%
On-Road	(21.1)	(18.6)	(22.1)	(23.5)	(57.4)
Aftermarket	(4.0)	(6.8)	(4.7)	(3.9)	5.5
Aerospace and Defense	0.6	3.0	(2.1)	(43.2)
Total Engine Products segment	(7.1)	(8.8)	(7.4)	(8.4)	3.7

Industrial Products segment
Industrial Filtration Solutions	(5.9)	(4.2)	(4.6)	(2.1)	(36.3)
Gas Turbine Systems	(11.6)	(15.8)	(15.4)	8.5	35.5
Special Applications	10.7	28.0	8.5	9.6	(79.0)
Total Industrial Products segment	(3.5)	(4.1)	(5.0)	4.1	(31.9)

Total Company	(5.9)%	(7.6)%	(6.4)%	(3.2)%	(2.8)%

	Six Months Ended January 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(12.3)%	(7.9)%	(15.9)%	(14.2)%	(0.2)%
On-Road	(16.1)	(9.0)	(21.1)	(26.8)	(50.3)
Aftermarket	(3.8)	(8.3)	(2.5)	(3.0)	8.1
Aerospace and Defense	5.7	4.4	8.6	—
Total Engine Products segment	(5.8)	(7.3)	(5.8)	(8.7)	6.8

Industrial Products segment
Industrial Filtration Solutions	(3.2)	(2.7)	(0.4)	(5.6)	(20.1)
Gas Turbine Systems	(15.1)	(25.6)	(9.5)	0.4	21.3
Special Applications	3.1	18.4	12.4	(0.9)	(60.2)
Total Industrial Products segment	(3.4)	(5.1)	(0.4)	(2.9)	(17.5)

Total Company	(5.0)%	(6.7)%	(3.7)%	(6.3)%	2.9%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended January 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(13.6)%	(17.2)%	(11.5)%	(11.1)%	(15.9)%
On-Road	(21.1)	(18.6)	(20.3)	(24.2)	(56.3)
Aftermarket	(3.1)	(6.8)	(2.7)	(2.6)	7.5
Aerospace and Defense	1.3	3.0	—	(42.4)
Total Engine Products segment	(6.2)	(8.8)	(5.4)	(7.6)	5.7

Industrial Products segment
Industrial Filtration Solutions	(5.1)	(4.2)	(3.0)	(1.8)	(35.2)
Gas Turbine Systems	(11.3)	(15.8)	(15.0)	10.2	35.6
Special Applications	8.2	28.0	9.7	5.8	(79.0)
Total Industrial Products segment	(3.4)	(4.1)	(3.5)	2.5	(30.9)

Total Company	(5.3)%	(7.6)%	(4.6)%	(3.4)%	(1.0)%

	Six Months Ended January 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(11.1)%	(7.9)%	(12.9)%	(14.1)%	3.1%
On-Road	(16.1)	(9.0)	(18.3)	(28.0)	(49.4)
Aftermarket	(2.5)	(8.3)	0.8	(1.6)	10.0
Aerospace and Defense	7.0	4.4	12.4	(0.3)
Total Engine Products segment	(4.6)	(7.3)	(2.5)	(7.9)	8.7

Industrial Products segment
Industrial Filtration Solutions	(1.8)	(2.7)	2.8	(5.1)	(19.0)
Gas Turbine Systems	(14.4)	(25.6)	(8.2)	1.8	21.4
Special Applications	1.3	18.4	15.7	(4.2)	(60.2)
Total Industrial Products segment	(2.7)	(5.1)	2.5	(4.3)	(16.5)

Total Company	(4.0)%	(6.7)%	(0.6)%	(6.4)%	4.7%

Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2020	2019		2020	2019

Net cash provided by operating activities	$90.7	$79.5		$176.8	$142.8
Net capital expenditures	(42.6)	(38.9)		(79.7)	(67.1)
Free cash flow	$48.1	$40.6		$97.1	$75.7

Net earnings	$64.4	$60.1		$129.5	$133.9
Income taxes	18.4	20.4		40.0	43.0
Interest expense	4.5	5.3		9.0	9.5
Depreciation and amortization	21.6	19.9		42.8	39.2
EBITDA	$108.9	$105.7		$221.3	$225.6

Net earnings	$64.4	$60.1		$129.5	$133.9
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	0.4	(a)	—	(0.4)	(a)
Adjusted net earnings	$64.4	$60.5		$129.5	$133.5

Diluted EPS	$0.50	$0.46		$1.01	$1.03
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	0.01	(a)	—	(0.01)	(a)
Adjusted diluted EPS	$0.50	$0.47		$1.01	$1.02

(a) See the “Accounting Considerations” section for additional information.

Note: Although free cash flow, adjusted free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The adjusted basis presentation excludes the impact of certain matters not related to the Company’s ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.